Exhibit 99.1

Contact:
Heather Beshears
Vice President, Corporate Communications
InPlay Technologies, Inc.
480-586-3357
Heather@InPlayTechnologies.com

InPlay Technologies Names Ramesh Ramchandani President

PHOENIX, Ariz. (July 24, 2007)– InPlay Technologies (NASDAQ: NPLA) today announced that it has named Ramesh Ramchandani president, expanding his leadership role with the company. He will retain the role of chief operating officer.

Announcing the promotion, InPlay chairman and CEO, Steve Hanson said, “Ramesh has a proven track record of growing technology businesses. His strong leadership and depth of experience will help us to achieve operational excellence, build industry partnerships and execute on the market opportunity for our technologies.”

Ramchandani, 43, joined InPlay in 2006 as vice president. He was promoted to chief operating officer of the company in June 2007. Previously he was vice president and general manager of the Mixed-Signal ASSP Division of AMI Semiconductor. Prior to AMI, Ramchandani held executive positions with ZiLOG, Inc., ON Semiconductor’s Integrated Power Division, Celeritek, Inc., Mitsubishi/QCI and Fujitsu Compound Semiconductor. He has also held engineering positions with Mitsubishi Electronics America and Avantek, Inc.

Ramchandani holds a B.S. in electrical engineering from San Jose State University and an M.B.A. from Cornell University. He is a board member for the Dean’s Advisory Council of the Ira A. Fulton School of Engineering at Arizona State University.

About InPlay Technologies
InPlay Technologies develops, markets and licenses proprietary emerging technologies. Working with its licensees and OEM customers, InPlay offers technology solutions that enable innovative designs and improved functionality for electronic products. The company's MagicPoint® technology is the only digital-based pen-input solution for the rapidly growing tablet PC and mobile computing markets. Its Duraswitch® brand of electronic switch technologies couples the friendly tactile feedback of mechanical pushbuttons and rotary dials with the highly reliable, thin profile of membrane switches, making it ideal in a wide range of commercial and industrial applications. InPlay is focused on further commercializing these technologies and seeking additional innovative technologies to enhance its portfolio. Visit www.inplaytechnologies.com for more information.

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